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                                                                    EXHIBIT 99.1

NEWS FROM
                               NORTH BANCORP INC.

                      [1st NATIONAL BANK OF GAYLORD LOGO]



CONTACTS:  William A. Kirsten, President  & CEO (989) 705-2913
           Susan A. Norris, Vice President & CFO (989) 705-2912

                                                               FOR IMMEDIATE USE

                      NORTH BANCORP, INC. TO BE ACQUIRED BY
                          INDEPENDENT BANK CORPORATION

GAYLORD, Michigan, March 5, 2004 . . . North Bancorp, Inc. (OTC: NBCP) (Gaylord, Michigan) and Independent Bank Corporation (Nasdaq: IBCP) announced today the execution of a definitive agreement for Independent Bank Corporation to acquire North Bancorp, Inc. and its wholly-owned subsidiaries, including First National Bank of Gaylord. First National is a $173 million bank that operates three branches in the Northern Lower Peninsula of Michigan. Two of First National's branches are located in Gaylord, Michigan and one branch is located in Houghton Lake, Michigan. It is anticipated that the transaction will be completed by July 31, 2004, pending regulatory approvals, the approval of the shareholders of North Bancorp and completion of other customary closing conditions.

Under the terms of the agreement, shareholders of North Bancorp will receive $16.00 per share all payable in Independent Bank Corporation common stock. Based on the number of shares of North Bancorp common stock outstanding (532,896) and subject to certain contingent purchase price adjustments, the aggregate transaction value is approximately $8.5 million. In the event that North Bancorp's total shareholders' equity is below $3.8 million at the approximate date of closing, the total transaction value is reduced dollar for dollar by the amount that North Bancorp's total shareholders' equity is below $3.8 million and the per share transaction value would be adjusted accordingly. Subject to the aforementioned contingent purchase price adjustment, the total transaction value is fixed and the exchange ratio will be determined based on the closing price of Independent Bank Corporation's common stock for the 20 consecutive trading days prior to the closing of the transaction. North Bancorp does not have any stock options outstanding.

The agreement provides for the merger of North Bancorp into Independent Bank Corporation, and the subsequent consolidation of First National Bank of Gaylord into Independent Bank, a wholly-owned subsidiary of Independent Bank Corporation. The combined bank will operate under the name Independent Bank.

Commenting on this announcement, William A. Kirsten, President and CEO of North Bancorp stated: "We have been faced with a very challenging operating environment because of our recent losses caused primarily by loan quality problems and our ensuing formal regulatory agreement. Although we have made significant progress in addressing our loan quality issues and the requirements of our regulatory agreement, we strongly believe that the opportunity to partner with a financially strong organization like Independent Bank Corporation is in the best interests of our shareholders, employees and the communities that we serve."

"First National Bank's northern Michigan franchise will be a great addition to Independent Bank," stated Charles C. Van Loan, President and CEO of Independent Bank Corporation. "In particular, Otsego County and Gaylord blend in well with our existing foot print in the Northern Lower Peninsula. We have had

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excellent historical success with acquisitions of institutions in a turn around situation. We believe the acquisition of North Bancorp will provide some unique opportunities for increasing our shareholder value."


The merger is expected to be accretive to earnings per share in the first full year of operations. Upon completion of the transaction, on a pro forma basis, using December 31, 2003 data, Independent Bank Corporation will have $2.5 billion in assets, $1.8 billion in loans and deposits, with approximately 100 offices across Michigan's Lower Peninsula.

North Bancorp was advised by Donnelly Penman & Partners and its legal counsel was Bodman, Longley & Dahling LLP. Independent Bank Corporation was advised by Oppenheimer & Co. Inc. and its legal counsel was Varnum Riddering Schmidt Howlett LLP.

ABOUT NORTH BANCORP

North Bancorp is a $173 million bank holding company established in 1991. Its principal subsidiary, First National Bank of Gaylord operates three branches in northern Michigan. The Company incurred a loss of $5.4 million in 2003 and stockholders' equity totaled $4.0 million at December 31, 2003, representing a book value of $7.48 per share. At December 31, 2003 the Company had total loans of $119 million and total deposits of $136 million. The Company's common stock trades on the over-the-counter market under the symbol NBCP.

ABOUT INDEPENDENT BANK CORPORATION

Independent Bank Corporation and its subsidiaries provide a wide range of banking and other financial services through 97 offices across Michigan's Lower Peninsula. The Company also provides financing for insurance premiums and extended automobile warranties across the United States, through its wholly owned subsidiary, Mepco Insurance Premium Financing, Inc. On February 5, 2004 Independent Bank Corporation announced that it had signed a definitive agreement to acquire Midwest Guaranty Bancorp. That transaction is expected to close by June 30, 2004. The Company's common stock trades on the Nasdaq Stock Market under the symbol IBCP.


Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to North Bancorp, Inc.'s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of North Bancorp, Inc.'s management for future or past operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of North Bancorp, Inc.'s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in North Bancorp, Inc.'s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. North Bancorp, Inc. does not undertake to update forward-looking statements to reflect facts; circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, North Bancorp, Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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